FCPT Elects Eric Hirschhorn to Board of Directors Company Release – 11/9/2017 MILL VALLEY, Calif.--(BUSINESS WIRE)-- Four Corners Property Trust, Inc. (NYSE: FCPT) today announced that its Board of Directors has elected Eric Hirschhorn as a director of the Company, effective November 9, 2017. As a result of such appointment, the Board now consists of seven directors, six of whom are deemed independent directors. Mr. Hirschhorn served in various capacities at Restaurant Brands International through March 2017. Most recently, he served as the Head of Burger King Canada. From June 2013 to May 2016, Mr. Hirschhorn served as Burger King’s Chief Marketing Officer for North America and, prior to that role, he served as Vice President of Market Intelligence and Global Innovation for Burger King. Mr. Hirschhorn first joined Burger King in November 2010 as part of 3G Capital’s management team as Vice President of Business Performance. Prior to joining Burger King, Mr. Hirschhorn served as General Counsel of 3G Capital from 2008 to 2010, an investment firm based in New York. While in that role he served as key counsel in the acquisition of Burger King. Upon graduating law school, Eric was hired as an associate in the Technology, Media & Communications department at Thelen Reid Brown Raysman Steiner. Mr. Hirschhorn received his J.D. from Benjamin N. Cardozo School of Law and his B.A. from the University of Pennsylvania. Mr. Hirschhorn currently serves as an Independent Director of Famous Dave’s of America, which develops, owns, operates and franchises barbeque restaurants across the United States, the Commonwealth of Puerto Rico, Canada, and United Arab Emirates. “After a lengthy search process that resulted in our speaking with numerous highly-qualified candidates, we are excited to welcome Eric Hirschhorn to our Board of Directors and look forward to benefiting from his insight and experience, related to investing in and operating restaurants, both of which will provide great insight into our going forward acquisition strategy,” said John Moody, Chairman of the FCPT Board of Directors. “FCPT’s focused investment strategy, high quality assets and proven record to date position the company well for continued growth and success, and I am eager to begin working with the entire board and management team to deliver further value for all FCPT stockholders,” said Mr. Hirschhorn. About FCPT: FCPT, headquartered in Mill Valley, CA, is a real estate investment trust primarily engaged in the acquisition and leasing of restaurant properties. The Company will seek to grow its portfolio by acquiring additional real estate to lease, on a triple net basis, for use in the restaurant and related food services industry. Additional information about FCPT can be found on the Company’s website at http://www.fcpt.com/. FCPT Bill Lenehan, 415-965-8031 CEO Gerry Morgan, 415-965-8032 CFO